                                                                      EXHIBIT 99
[SOUTHWEST
   BANCORP, INC. LOGO]

                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS


CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  TELEPHONE:      (405) 372-2230
RELEASE DATE:     JANUARY 30, 2006

      January 30, 2006, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB), ("Southwest"), today reported net income for 2005 was $21.0 million, the highest annual earnings in its history, and a 13% increase from the $18.6 million reported for 2004. Diluted earnings per share were $1.55 compared to $1.48 per share for the 2004 period, an increase of 5%. These increases were achieved in spite of decreases in fourth quarter net income (down 8%) and fourth quarter diluted earnings per share (down 21%). Net income for the fourth quarter of 2005 was $4.6 million compared to $5.0 million for the fourth quarter of 2004. Diluted earnings per share for the quarter were $0.31 compared to $0.39 per share for the 2004 period. Over the past five years, Southwest's net income has grown at a compound annual rate of over 15%. In late June of 2005, Southwest completed a public offering of its common stock to provide funds for future loan growth. The difference between the percentage growth in net income and growth in earnings per share reflects the effects of the additional shares issued in this offering. Net income and earnings per share for 2005 and the fourth quarter were within the range of expected results included in Southwest's December 23rd press release.

      Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company ("Stillwater National"), SNB Bank of Wichita ("SNB Wichita"), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas and San Antonio, Texas; and Kansas City and Wichita, Kansas and on the Internet, through SNB DirectBanker(R).

      Rick Green, President and Chief Executive Officer, stated, "At Southwest, we focus on converting our strategic vision into long-term shareholder value. This vision includes long-term goals for increasing our earnings and banking assets from our operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business and commercial real estate customers and from our more traditional, banking operations, including community banking and student lending. Southwest now serves over 2,000 practicing physicians and dentists in seven states, with concentrations in the Southwest and Midwest. Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of our community banking operations.

      "The 2005 net income growth was the result of increased yields on portfolio loans, loan growth, our focus on careful management of interest margins and funding, and increased noninterest income."

                                    For the Three Months Ended
                                         December 31,                        For the Twelve Months Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share data)                  2005          2004          2005         2004           2003           2002          2001
-----------------------------------------------------------------------------------------------------------------------------------
Net income                          $    4,592    $    4,968    $   21,014   $   18,629     $   14,892     $   13,419    $   11,752
Diluted earnings per common share         0.31          0.39          1.55         1.48           1.22           1.11          1.00
Total assets                         2,099,639     1,913,787     2,099,639    1,913,787      1,581,564      1,351,279     1,217,796
Total loans                          1,735,880     1,623,875     1,735,880    1,623,875      1,308,836      1,101,112       931,046
Total deposits                       1,657,820     1,500,058     1,657,820    1,500,058      1,204,125      1,021,757       904,796
Total shareholders' equity             170,444       125,984       170,444      125,984        109,935         96,372        85,125
Book value per common share              12.16         10.41         12.16        10.41           9.20           8.35          7.47
Net interest margin                       4.22%         4.38%         4.29%        4.16%          3.80%          3.75%         3.53%
Efficiency ratio                         49.61         49.05         50.60        51.31          54.95          56.92         59.62
Allowance for loan losses
  to total loans                          1.37          1.17          1.37         1.17           1.15           1.01          1.18
Allowance for loan losses
  to nonperforming loans                100.96         82.00        100.96        82.00          94.31          86.49        118.98
Nonperforming loans to total loans        1.36          1.43          1.36         1.43           1.22           1.17          0.99
Leverage ratio                           10.24          8.61         10.24         8.61           9.32           8.99          8.84
Return on average assets                  0.85          1.01          1.01         1.03           0.99           1.05          0.96
Return on average equity                 10.64         15.98         13.78        15.80          14.59          14.94         14.87

LENDING ACTIVITIES

      Portfolio loans grew by 7% for the year. Portfolio loans exclude loans held for sale, almost all of which are student loans. Southwest expects its portfolio loans to grow at a faster rate during 2006, but plans to reduce the levels of student lending.

      Southwest's Texas and Kansas offices were primarily responsible for the 2005 growth in portfolio loans. At December 31, 2005, Southwest's five Texas and two Kansas offices accounted for $518.7 million in loans, or 38% of total portfolio loans. Southwest plans to open additional offices in Texas in the months ahead. The timing of new office openings in these targeted markets depends primarily on executive staffing, and to a lesser extent on premises selection.

      Although December 31, 2005 student lending balances were up 8% from year-end 2004, they declined slightly from June 30, 2005 as a result of loan sales. As previously reported, yields on private student loans have decreased during 2005. However, student lending remains an important and profitable part of Southwest's business. During 2005, Southwest originated $817.5 million in student loans for sale, an increase of $144.6 million over the same period in 2004, and received sales proceeds on student loans of $789.3 million, up $252.1 million.

ADDITIONAL FINANCIAL INFORMATION FOR THE YEAR 2005

      Net income for the year 2005 was $21.0 million, up $2.4 million, or 13%, from the same period in 2004. Basic earnings per share for 2005 were $1.60, up 4% from $1.54 in 2004. Diluted earnings per share of $1.55 increased 5% over 2004. Earnings per share calculations reflect the currently dilutive effect of additional shares issued in Southwest's second quarter 2005 offering, net of shares repurchased.

      Net interest income increased $12.6 million, or 17% from the year 2004, mainly as a result of increased portfolio loan yields and loan volume, offset in part by increased cost of funds on all categories of interest bearing liabilities other than interest bearing demand deposits, and increased levels of interest bearing deposits. Noninterest income for the year 2005 increased $3.3 million from the $14.1 million reported for the year 2004 due primarily to a $1.7 million increase in gain on sales of student loans and other loans held for sale, a $1.0 million increase in service charges and fees on deposit accounts, and a $544,000 increase in other noninterest income.

      The provision for loan losses of $15.8 million increased $2.8 million, or 22%, from 2004. Noninterest expense of $51.9 million increased $7.5 million, or 17%, from the $44.4 million reported for the year 2004, primarily as a result of a $3.3 million increase in general and administrative expense (which included the $970,000 write-off associated with the redemption of trust preferred securities and a $937,000 provision for unfunded loan commitments), a $2.7 million increase in salaries and employee benefits, a $729,000 increase in other real estate expense, and a $687,000 increase in occupancy expense. The increase in other real estate expense occurred due to efforts to continue operations of certain acquired properties until such time as they can be sold and to prepare other properties for sale.

ADDITIONAL FINANCIAL INFORMATION FOR THE FOURTH QUARTER OF 2005

      Net income for the fourth quarter of 2005 was $4.6 million, a reduction of $376,000, or 8%, from the same period in 2004. Basic earnings per share for 2005 were $0.33, a reduction of 20% from $0.41 in 2004. Diluted earnings per share of $0.31 decreased 21% over 2004. Earnings per share calculations reflect the currently dilutive effect of additional shares issued in Southwest's second quarter 2005 offering, net of shares repurchased.

      Net interest income increased $905,000, or 4% from the fourth quarter of 2004. Noninterest income for the fourth quarter of 2005 increased $1.2 million from the $3.8 million reported for the same period in 2004 due primarily to a $952,000 increase in gain on sales of student loans and other loans held for sale, and a $204,000 increase in service charges and fees on deposit accounts.

      The provision for loan losses of $4.3 million decreased $534,000, or 11%, from 2004. Noninterest expense of $13.2 million increased $1.2 million, or 10%, from the $12.1 million reported for the fourth quarter of 2004, primarily as a result of a $936,000 increase in general and administrative expense (which included a $499,000 provision for unfunded loan commitments), a $295,000 increase in occupancy expense, and a $66,000 increase in other real estate expense, partially offset by a $145,000 decrease in salaries and employee benefits.

ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LOAN COMMITMENTS

      At December 31, 2005, the allowance for loan losses was $23.8 million, an increase of $4.8 million, or 25%, from the allowance for loan losses at year-end 2004. At December 31, 2005, the allowance for loan losses was 1.37% of total loans, compared to 1.17% at year-end 2004. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. Changes in the allowance resulted from the application of that methodology, which is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans. During the fourth quarter of 2005, the allowance increased by $1.9 million, or 9%. At December 31, 2005, the unallocated portion of the allowance was $2.1 million. The amounts of the allowance for loan losses and other financial information for December 31, 2004 presented in this release reflect the reclassification of the reserve for unfunded loan commitments from the allowance for loan losses to a separate liability account and the provision for unfunded loan commitments from the provision for loan losses to general and administrative expense. At December 31, 2005, this reserve for unfunded loan commitments was $1.9 million, an increase of 98% from the amount previously included in the allowance for loan losses at December 31, 2004.

NONPERFORMING ASSETS

      Nonaccrual loans totaled $22.1 million at December 31, 2005 compared to $23.1 million at September 30, 2005 and $22.2 million at December 31, 2004. Total nonperforming loans of $23.6 million increased $426,000, or 2%, from year-end 2004, and represented 1.36% of total loans, compared to 1.43% of total loans at year-end 2004. At December 31, 2005, $1.6 million, or 7%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

      Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans. Total nonperforming loans were $30.8 million at September 30, 2004 and were reduced to $23.2 million at December 31, 2004, $13.9 million at March 31, 2005, and $11.4 million at June 30, 2005. Total nonperforming loans increased again to $28.0 million at September 30, 2005 and were reduced to $23.6 million at December 31, 2005."

      Other real estate at December 31, 2005, was $7.1 million, an increase of $2.2 million from year-end 2004, but a reduction of $4.8 million from March 31, 2005. Total nonperforming assets at December 31, 2005, were $30.7 million, an increase of $2.6 million, or 9%, from year-end 2004, and a decrease of $6.8 million, or 18%, from September 30, 2005.

FINANCIAL CONDITION

      At December 31, 2005, total assets were $2.1 billion, a $185.9 million increase from the end of 2004. Cash and cash equivalents increased from $24.1 million at year-end 2004 to $50.3 million at the end of 2005, due primarily to proceeds of student loan sales received just prior to quarter-end. Total portfolio loans (loans other than those held for sale) at December 31, 2005 were $1.4 billion, up $83.1 million, or 7%, from year-end 2004. During the year 2004, total portfolio loans increased $178.9 million, or 16%. Loans held for sale, which are primarily guaranteed student loans, grew by $28.9 million during the year 2005 after increasing $136.1 million, or 62%, during the year 2004. Shareholders' equity at December 31, 2005 totaled $170.4 million, a $44.5 million, or 35%, increase from December 31, 2004. The increase was the result of net proceeds of the common stock offering and earnings offset in part by cash dividends and a $12.1 million purchase of shares of common stock from a former director, announced in May 2005.

SECURITIES

      Southwest's common stock is traded on the NASDAQ National Market under the symbol OKSB. In June, Southwest completed an offering of 2.4 million shares of common stock resulting in net proceeds after underwriting discounts and offering expenses of approximately $39.5 million. Stifel Nicolaus & Co., Edward Jones & Co., Friedman Billings Ramsey, Keefe Bruyette & Woods, Inc. and SunTrust Robinson Humphrey served as the underwriters in the offering.

SOUTHWEST BANCORP AND SUBSIDIARIES

      Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At December 31, 2005, Southwest had total assets of $2.1 billion, deposits of $1.7 billion, and shareholders' equity of $170.4 million. Southwest became a public company in late 1993 with assets of approximately $434.0 million. Southwest's growth to date has been accomplished without banking acquisitions, however acquisitions of other financial institutions and other companies are considered from time to time.

      Southwest's banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers.

      Southwest's banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.

      Southwest seeks to build close relationships with businesses, professionals and their principals and to service their banking needs throughout their business development and professional lives.

      Southwest's two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.

FORWARD-LOOKING STATEMENTS

      This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

                             SOUTHWEST BANCORP, INC.

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                               DECEMBER 31,       DECEMBER 31,
 (Dollars in thousands, except per share data)                                                   2005                 2004
---------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and cash equivalents                                                                       $   50,277           $   24,097
 Federal funds sold                                                                                      --                   --
---------------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                                      50,277               24,097
 Investment securities:
      Held to maturity, fair value $1,530 (2005) and $2,509 (2004)                                    1,538                2,495
      Available for sale, amortized cost $262,180 (2005) and $205,393 (2004)                        256,751              204,092
      Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                                  9,804               13,464
 Loans held for sale                                                                                383,447              354,557
 Loans receivable, net of allowance for loan losses
      of $23,812 (2005) and $18,991 (2004)                                                        1,328,621            1,250,327
 Accrued interest receivable                                                                         14,382               15,091
 Premises and equipment, net                                                                         20,584               19,860
 Other real estate                                                                                    7,130                4,937
 Other assets                                                                                        27,105               24,867
---------------------------------------------------------------------------------------------------------------------------------
             Total assets                                                                        $2,099,639           $1,913,787
=================================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits:
      Noninterest-bearing demand                                                                 $  224,555           $  183,738
      Interest-bearing demand                                                                        49,235               57,359
      Money market accounts                                                                         402,709              379,818
      Savings accounts                                                                                8,765                8,108
      Time deposits of $100,000 or more                                                             608,989              609,670
      Other time deposits                                                                           363,567              261,365
---------------------------------------------------------------------------------------------------------------------------------
          Total deposits                                                                          1,657,820            1,500,058
 Accrued interest payable                                                                             8,953                4,911
 Income tax payable                                                                                     288                2,266
 Other borrowings                                                                                   204,508              200,065
 Other liabilities                                                                                    9,343                7,370
 Reserve for unfunded loan commitments                                                                1,890                  953
 Subordinated debentures                                                                             46,393               72,180
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities                                                                    1,929,195            1,787,803
 SHAREHOLDERS' EQUITY:
      Common stock - $1 par value; 20,000,000 shares authorized;
          14,658,042 (2005) and 12,243,042 (2004) shares issued and outstanding                      14,658               12,243
      Paid in capital                                                                                45,672                7,993
      Retained earnings                                                                             124,882              107,905
      Accumulated other comprehensive loss                                                           (3,325)                (797)
      Treasury stock, at cost; 636,125 (2005) and 138,189 (2004) shares                             (11,443)              (1,360)
---------------------------------------------------------------------------------------------------------------------------------
             Total shareholders' equity                                                             170,444              125,984
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities & shareholders' equity                                            $2,099,639           $1,913,787
=================================================================================================================================

                    SOUTHWEST BANCORP, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------------------
                                                                    For the three months              For the twelve months
                                                                     ended December 31,                ended December 31,
 (Dollars in thousands)                                            2005             2004             2005              2004
--------------------------------------------------------------------------------------------------------------------------------
 INTEREST INCOME:
      Interest and fees on loans                                   $34,554          $28,364          $128,011          $ 96,832
      Investment securities                                          2,598            1,966             9,211             7,881
      Other interest-bearing assets                                     53                3               122                10
--------------------------------------------------------------------------------------------------------------------------------
          Total interest income                                     37,205           30,333           137,344           104,723

 INTEREST EXPENSE:
      Interest-bearing deposits                                     12,327            6,520            40,782            21,778
      Other borrowings                                               2,317            1,796             7,343             5,979
      Subordinated debentures                                          832            1,193             4,113             4,489
--------------------------------------------------------------------------------------------------------------------------------
          Total interest expense                                    15,476            9,509            52,238            32,246
--------------------------------------------------------------------------------------------------------------------------------

 Net interest income                                                21,729           20,824            85,106            72,477

 Provision for loan losses                                           4,348            4,882            15,785            12,982

 OTHER INCOME:
      Service charges and fees                                       2,788            2,584            10,945             9,898
      Gain on sales of loans receivable                              1,813              861             4,915             3,247
      Gain (loss) on sales of investment securities                     --               47                --               (62)
      Other noninterest income                                         316              271             1,546             1,002
--------------------------------------------------------------------------------------------------------------------------------
          Total other income                                         4,917            3,763            17,406            14,085

 OTHER EXPENSE:
      Salaries and employee benefits                                 6,561            6,706            25,285            22,599
      Occupancy                                                      2,522            2,227             9,910             9,223
      FDIC and other insurance                                         126              119               486               420
      Other real estate                                                201              135               971               242
      General and administrative                                     3,810            2,874            15,221            11,928
--------------------------------------------------------------------------------------------------------------------------------
          Total other expenses                                      13,220           12,061            51,873            44,412
--------------------------------------------------------------------------------------------------------------------------------
 Income before taxes                                                 9,078            7,644            34,854            29,168
      Taxes on income                                                4,486            2,676            13,840            10,539
--------------------------------------------------------------------------------------------------------------------------------
 Net income                                                        $ 4,592          $ 4,968          $ 21,014          $ 18,629
================================================================================================================================

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

----------------------------------------------------------------------------------------------------------------------------------
                                                                                            For the three months ended
 (Dollars in thousands)                                                                           December 31, 2005
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Interest
                                                                                 Average                Income/            Average
                                                                                 Balance                Expense          Yield/Rate
                                                                     -------------------------------------------------------------
 ASSETS
 Total loans and leases                                                         $1,769,527              $34,554              7.75%
 Investment securities                                                             267,468                2,598              3.85
 Other interest-earning assets                                                       5,492                   53              3.83
----------------------------------------------------------------------------------------------------------------------------------
         Total interest-earning assets                                           2,042,487               37,205              7.23
 Other assets                                                                       93,588
-------------------------------------------------------------------------------------------
         Total assets                                                           $2,136,075
===========================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                               $   49,069              $    45              0.36%
 Money market accounts                                                             416,049                3,526              3.36
 Savings accounts                                                                    8,945                    5              0.22
 Time deposits                                                                     975,012                8,751              3.56
----------------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing deposits                                         1,449,075               12,327              3.37
 Other borrowings                                                                  231,631                2,317              3.97
 Subordinated debentures                                                            46,393                  832              7.02
----------------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities                                      1,727,099               15,476              3.56
                                                                                              ------------------------------------
 Noninterest-bearing demand deposits                                               219,218
 Other liabilities                                                                  18,509
 Shareholders' equity                                                              171,249
-------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                             $2,136,075
===========================================================================================

 Net interest income                                                                                    $21,729
==================================================================================================================================
 Interest rate spread                                                                                                       3.67%
==================================================================================================================================
 Net interest margin (1)                                                                                                    4.22%
==================================================================================================================================
 Ratio of average interest-earning assets
         to average interest-bearing liabilities                                   118.26%
===========================================================================================

 Net interest income and margin
         (tax-equivalent basis) (2)                                                                     $21,761             4.23%
==================================================================================================================================

(1) Net interest margin = annualized net interest income / average interest-earning assets

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

--------------------------------------------------------------------------------------------------------------------------
                                                                                      For the twelve months ended
 (Dollars in thousands)                                                                       December 31, 2005
--------------------------------------------------------------------------------------------------------------------------
                                                                                                    Interest
                                                                                   Average          Income/      Average
                                                                                   Balance          Expense     Yield/Rate
                                                                            ----------------------------------------------
 ASSETS
 Total loans and leases                                                           $1,734,501        $128,011         7.38%
 Investment securities                                                               245,086           9,211         3.76
 Other interest-earning assets                                                         3,750             122         3.25
--------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                               1,983,337         137,344         6.92
 Other assets                                                                         92,444
---------------------------------------------------------------------------------------------
       Total assets                                                               $2,075,781
=============================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                                 $   58,243        $    267         0.46%
 Money market accounts                                                               392,554          10,727         2.73
 Savings accounts                                                                      8,631              21         0.24
 Time deposits                                                                       973,585          29,767         3.06
--------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                                             1,433,013          40,782         2.85
 Other borrowings                                                                    209,103           7,343         3.51
 Subordinated debentures                                                              58,686           4,113         7.01
--------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                                          1,700,802          52,238         3.07
                                                                                               ---------------------------
 Noninterest-bearing demand deposits                                                 205,498
 Other liabilities                                                                    17,027
 Shareholders' equity                                                                152,454
---------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                 $2,075,781
=============================================================================================

 Net interest income                                                                                $ 85,106
=============================================================================================================  ===========
 Interest rate spread                                                                                                3.85%
==========================================================================================================================
 Net interest margin (1)                                                                                             4.29%
==========================================================================================================================
 Ratio of average interest-earning assets
       to average interest-bearing liabilities                                       116.61%
=============================================================================================

 Net interest income and margin
       (tax-equivalent basis) (2)                                                                   $ 85,258         4.30%
==========================================================================================================================

(1) Net interest margin = annualized net interest income / average interest-earning assets

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to loans, a tax-equivalent those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
                                                              For the three months                     For the twelve months
                                                               ended December 31,                       ended December 31,
 (Dollars in thousands, except per share data)             2005                 2004                 2005                2004
------------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
------------------------------------------------------------------------------------------------------------------------------------
 Basic Earnings                                                $ 0.33               $ 0.41               $ 1.60              $ 1.54
 Diluted Earnings                                                0.31                 0.39                 1.55                1.48
 Book value (at period end)                                     12.16                10.41                12.16               10.41
 Dividends declared                                             0.075                 0.07                 0.30                0.28

------------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
------------------------------------------------------------------------------------------------------------------------------------
 Basic                                                     14,001,209           12,091,688           13,165,642          12,060,842
 Diluted                                                   14,387,171           12,650,601           13,563,904          12,548,059

------------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
------------------------------------------------------------------------------------------------------------------------------------
 Return on average assets                                       0.85%                1.01%                1.01%               1.03%
 Return on average total shareholders' equity                  10.64%               15.98%               13.78%              15.80%
 Efficiency ratio                                              49.61%               49.05%               50.60%              51.31%


------------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Real estate mortgage:
      Commercial                                                                                     $  563,074          $  523,358
      One-to-four family residential                                                                     93,478              87,858
 Real estate construction                                                                               299,344             248,278
 Commercial                                                                                             374,101             390,272
 Installment and consumer:
      Guaranteed student loans                                                                          377,110             348,970
      Other                                                                                              28,773              25,139
                                                                                                     -----------         -----------
        Total loans, including loans held for sale                                                   $1,735,880          $1,623,875
 Less:  Allowance for loan losses                                                                       (23,812)            (18,991)
                                                                                                     -----------         -----------
        Total loans, net                                                                             $1,712,068          $1,604,884
                                                                                                     ===========         ===========

                             SOUTHWEST BANCORP, INC.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                               December 31       September 30,      December 31,
 (Dollars in thousands, except per share data)                                  2005                 2005                2004
------------------------------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Nonaccrual loans (1)                                                           $   22,099           $   23,141           $  22,230
 90 day past due and accruing (2)                                                    1,486                4,812                 929
                                                                          -----------------    -----------------   -----------------
      Total nonperforming loans (3)                                             $   23,585           $   27,953           $  23,159
                                                                          =================    =================   =================
 Other real estate owned                                                        $    7,130           $    9,610           $   4,937
 Allowance for loan losses as a percentage of total loans                             1.37%                1.29%               1.17%
 Allowance for loan losses as a percentage of nonperforming
      loans                                                                         100.96%               78.42%              82.00%
 Nonperforming loans as a percentage of total loans                                   1.36%                1.64%               1.43%
 Nonperforming assets as a percentage of total loans and other
      real estate                                                                     1.76%                2.20%               1.72%

 Total charge-offs                                                              $   12,020           $    9,355           $  10,034
 Total recoveries                                                                    1,056                  847               1,148
                                                                          -----------------    -----------------   -----------------
      Net charge-offs                                                           $   10,964           $    8,508           $   8,886
                                                                          =================    =================   =================
 Net charge-offs as a percentage of average loans                                     0.63%                0.66%               0.58%

------------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Leverage ratio                                                                      10.24%               10.23%               8.61%
 Tier I capital ratio                                                                12.95%               12.80%              10.88%
 Total capital ratio                                                                 14.21%               14.05%              13.92%
 Tier I capital                                                                 $  218,587           $  214,089          $  168,847
 Total capital                                                                     239,759              235,037             216,038
 Total risk adjusted assets                                                      1,687,519            1,672,180           1,552,326

------------------------------------------------------------------------------------------------------------------------------------
 OTHER MISCELLANEOUS INFORMATION AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Goodwill                                                                       $      194           $      194          $      194
 Mortgage Servicing Rights                                                           1,353                1,311               1,213
 Non-mortgage Servicing Rights                                                          54                   63                  76
                                                                          -----------------    -----------------   -----------------
      Total Intangible Assets                                                   $    1,601           $    1,568          $    1,483
                                                                          =================    =================   =================

 1-4 family mortgage loans serviced for others                                  $  133,470           $  133,035          $  125,353
 Intangible amortization expense                                                       379                  284                 327

 FTE employees                                                                         381                  371                 355
 Number of ATMs                                                                        291                  292                 289
 Number of branches (4)                                                                 13                   13                  11
 Number of loan production offices                                                       3                    3                   5

(1) The government-guaranteed portion of loans included in these totals were $1.6 million, $1.5 million, and $1.4 million, respectively.
(2) The government-guaranteed portion of loans included in these totals were zero, $89,000, and $38,000, respectively.
(3) The government-guaranteed portion of loans included in these totals were $1.6 million, $1.6 million, and $1.5 million, respectively.
(4) Includes branches for which regulatory approval has been received, but which were not accepting deposits at December 31, 2005.